Exhibit 99.1

Orion Marine Group Names Peter Buchler as Vice President, General Counsel & Corporate Secretary

HOUSTON, September 2, 2009 -- Orion Marine Group, Inc. (NYSE: ORN) (the "Company"), a leading heavy civil marine contractor serving the marine infrastructure sector, today announced that Peter Buchler has joined Orion Marine Group as Vice President, General Counsel & Corporate Secretary.  Mr. Buchler will also serve as the Company’s Chief Compliance Officer.

Mr. Buchler brings over 30 years of experience in the engineering, project management and marine construction industry.  Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a corporate consulting firm providing contract negotiation, dispute resolution, compliance and other corporate advisory services to the domestic and international construction industry. From December 2003 to December 2008, Mr. Buchler worked for Global Industries Ltd. (NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific.  Prior to joining Global Mr. Buchler worked for Cooperheat-MQS, Inc. as Executive Vice President, CAO, General Counsel and Corporate Secretary.  Additionally, Mr. Buchler has held several positions with McDermott International, Inc. (NYSE: MDR) over a 23-year period including Senior Counsel, Assistant General Counsel for Corporate, and Assistant General Counsel for Shipbuilding, Industrial Services and Marine Construction segments. Mr. Buchler has also been an associate at Davis Polk & Wardwell, New York, NY and is a former NYSE arbitrator.

Mr. Buchler received his Bachelor of Arts Degree from St. Edward’s University and his Juris Doctor from Loyola University.  He is a decorated United States Air Force (B-52) Combat Veteran and the former Chief Judge Advocate General of the Louisiana Air National Guard (retired Colonel, USAF).

Mr. Buchler assumes the role of General Counsel & Corporate Secretary from Cabell Acree who has left the Company to pursue other interests.

"I am excited about Mr. Buchler’s decision to join our team”, said Mike Pearson, Orion Marine Group's President and CEO.  “I have known and worked with Pete nearly 20 years, and his vast experience and astute legal acumen with marine construction companies will continue to strengthen our corporate team.  We look forward to the contributions Mr. Buchler will make to the Company as we work together to continue to build a stable long-term growth Company. ”

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Director of Investor Relations
713-852-6506